EXHIBIT 99.1

      ZymoGenetics Reports Second Quarter 2004 Financial Results

    SEATTLE--(BUSINESS WIRE)--Aug. 5, 2004--ZymoGenetics, Inc. (Nasdaq:ZGEN) today reported its financial results for the quarter ended June 30, 2004. The company reported a net loss for the quarter of $24.5 million, or $0.46 per share. For the comparable quarter of 2003, ZymoGenetics had a net loss of $13.8 million, or $0.30 per share. The increase versus the prior-year period was anticipated, reflecting the Company's increasing investment in its pipeline of product candidates.
    Revenues for the quarter ended June 30, 2004 increased to $8.4 million, compared to $5.7 million for the same period in 2003, largely due to higher license fees and milestone payments. During the quarter the company earned a license fee under an agreement with Amgen granting rights to certain patents covering a metabolic disease target. Additionally, a milestone payment was earned from BioMimetic Pharmaceuticals related to regulatory progress of its product incorporating a protein licensed from ZymoGenetics. Excluded from quarterly revenues are the upfront license fees received under three protein licenses with Novo Nordisk, which are expected to be recognized as revenue later this year upon completion of certain administrative contract requirements.
    Operating expenses for the quarter increased according to plans to $32.1 million, compared to $19.9 million for the second quarter of 2003. The increase was primarily attributable to higher research and development expenses in support of the company's product development programs. ZymoGenetics is developing a broad pipeline of proprietary therapeutic protein product candidates, four of which are now in clinical development. The company has continued to ramp up its development efforts significantly over the past year. Expense increases were largely driven by the addition of experienced personnel and an increase in outsourced development work, primarily process development and manufacturing. Also contributing to the increase was a one-time charge of $3.2 million to noncash stock-based compensation expense related to the repayment by certain employees of loans using shares of the company's common stock.
    The company ended the quarter in a strong financial position, with $271.5 million of cash and investments. This balance was augmented during the quarter through the sale of approximately $10 million of common stock to Amgen in conjunction with a protein licensing agreement.
    "The past several months have been marked by significant progress in our development programs, including the start of an IL-21 cancer clinical trial, the start of a TACI-Ig clinical trial in lupus patients and accrual of patients in our four rhThrombin Phase 2 clinical studies," commented Bruce L.A. Carter, president and CEO. "At the same time, business development activity has accelerated, providing both near-term cash flow we can devote to our development programs and the potential for enhanced long-term value," added Dr. Carter.

    Recent Highlights

    Second quarter 2004 and more recent company highlights include the following:

    Product Development

    -- Began Phase 2 clinical studies of rhThrombin to evaluate safety and the control of bleeding in four different surgical settings: liver resection, spinal surgery, lower extremity peripheral artery bypass surgery, and formation of vascular access grafts for dialysis.

    -- Began treating patients in a Phase 1 clinical study evaluating the safety of IL-21 as a potential therapy for metastatic melanoma and renal cell carcinoma.

    -- Together with our collaborator Serono, began a Phase 1 clinical trial of TACI-Ig, examining the effects of treatment in systemic lupus erythematosus (SLE) patients.

    Business Development

    -- Completed a license agreement with Amgen granting worldwide rights to ZymoGenetics' patents covering a metabolic disease target discovered using its genomics-based discovery platform; in a related transaction, Amgen made an investment of $10 million in ZymoGenetics common stock.

    -- Exercise by Novo Nordisk A/S of its right to extend an existing option and licensing agreement to November 2006, under which it will pay ZymoGenetics an option fee of $7.5 million per year for two years in return for the right to exclusively license a limited number of proteins outside North America.

    -- Completed license agreements with Novo Nordisk A/S, granting exclusive rights outside North America to ZymoGenetics' patents covering IL-28A, IL-29 and IL-31, proteins with antiviral and anti-inflammatory disease therapeutic potential.

    -- Earned a milestone payment related to the filing of a license application by BioMimetic Pharmaceuticals on its GEM 21S product for the treatment of periodontal disease, which contains PDGF-BB under license from ZymoGenetics. On July 13, an FDA Dental Products Advisory Panel unanimously recommended approval of GEM 21S.

    About ZymoGenetics

    ZymoGenetics is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic proteins for the prevention or treatment of human diseases. The Company is developing a diverse pipeline of potential proprietary product candidates that are moving into and through clinical development. These span a wide array of clinical opportunities that include bleeding, autoimmune diseases and cancer. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics' actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2003. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.


                          ZYMOGENETICS, INC.
                       STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)
                              (unaudited)

                                Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                               ---------------------------------------

                                   2004      2003      2004      2003
                                --------  --------  --------  --------
Revenues:
 Royalties                     $  2,364  $  2,364  $  4,774  $  4,760
 Option fee                       1,875     1,875     3,750     3,750
 License fees and milestone
  payments                        4,114     1,482     5,518     3,444
                                --------  --------  --------  --------
   Total revenues                 8,353     5,721    14,042    11,954
Operating expenses:
 Research and development,
  excluding noncash
  stock-based compensation       23,879    14,893    43,912    30,568
 General and administrative,
  excluding noncash
  stock-based compensation        3,427     3,079     6,392     6,173
 Noncash stock-based
  compensation expense            4,760     1,898     6,332     3,664
                                --------  --------  --------  --------
   Total operating expenses      32,066    19,870    56,636    40,405
                                --------  --------  --------  --------
Loss from operations            (23,713)  (14,149)  (42,594)  (28,451)
Other income (expense), net        (753)      321      (769)    1,153
                                --------  --------  --------  --------
Net loss                       $(24,466) $(13,828) $(43,363) $(27,298)
                                ========  ========  ========  ========
Basic and diluted net loss per
 share                         $  (0.46) $  (0.30) $  (0.82) $  (0.59)
                                ========  ========  ========  ========
Weighted-average number of
 shares used in
 computing net loss per share    53,207    46,016    52,954    45,944
                                ========  ========  ========  ========


                            BALANCE SHEETS
                            (in thousands)
                              (unaudited)

                                             June 30,     December 31,
                                                2004           2003
                                           ------------   ------------

Cash, cash equivalents and short-term
 investments                               $   271,543    $   299,892
Other current assets                            10,346          8,652
Property and equipment, net                     69,035         62,341
Other assets                                     5,393          5,024
                                            -----------    -----------
 Total assets                              $   356,317    $   375,909
                                            ===========    ===========

Current liabilities                        $    20,955    $    21,131
Lease obligation                                65,662         50,570
Construction advance from landlord                  --          7,918
Other non-current liabilities                    8,258          8,375
Shareholders' equity                           261,442        287,915
                                            -----------    -----------

 Total liabilities and shareholders'
  equity                                   $   356,317    $   375,909
                                            ===========    ===========


    CONTACT: ZymoGenetics, Inc.
             Investor Relations:
             John Q. Calhoun, 206-442-6744
             or
             Media Relations:
             Susan W. Specht, 206-442-6592